Exhibit 99.1

              Kodak Has 3rd-Quarter Reported Net Income
                         of $1.67 Per Share;

              EPS from Continuing Operations, Excluding
                Non-Operational Items, Totals 79 Cents


    ROCHESTER, N.Y.--(BUSINESS WIRE)--Oct. 20, 2004--Eastman Kodak Company today said third-quarter reported net income totaled $1.67 per share and revenue rose 1%, as increased demand for the company's digital portfolio continues to offset declining sales of some traditional products and services. Revenue also benefited from favorable foreign exchange.
    Kodak's net income for the quarter included income from discontinued operations of $1.51 per share. Excluding the discontinued operations, income from continuing operations was 16 cents per share. The company also recorded charges in the quarter totaling 63 cents per share, primarily related to the focused cost reductions announced in January. By removing the charges from the calculation of earnings from continuing operations, Kodak had operational earnings per share of 79 cents.
    For the third quarter of 2004:

    -- Sales totaled $3.364 billion, an increase of 1% from $3.346 billion in the third quarter of 2003. Excluding foreign exchange, sales decreased 2%.

    -- The company reported net income of $479 million, or $1.67 per share, compared with $122 million, or 42 cents per share, in the third quarter of 2003. The net income from discontinued operations of $1.51 per share in the third quarter of 2004 reflects the $434 million gain on the sale of the company's Remote Sensing Systems operation to ITT Industries Inc.

    -- Earnings from continuing operations, excluding the impact of the focused cost reductions, were $226 million, or 79 cents per share. The non-operational items include charges totaling 63 cents per share, primarily related to the previously announced focused cost reductions. In the third quarter of 2003, earnings from continuing operations, excluding non-operational items, were $246 million, or 86 cents per share.

    "Kodak continues to deliver on its commitment to improve its full-year earnings performance during our digital transformation," said Kodak Chairman and Chief Executive Officer Daniel A. Carp. "Ever since we presented our digitally oriented growth strategy in September 2003, the company has met its earnings projections by managing smartly its traditional businesses and containing cost throughout the organization, while also driving growth in its digital businesses. Kodak's digital revenue, for example, increased 39% in the third quarter, essentially offsetting a decline of 13% in traditional revenue. What's more, the performance of our acquisitions remains on target, and our already solid balance sheet strengthened further during the quarter."

    Other third-quarter 2004 details from continuing operations:

    -- For the quarter, operating cash flow excluding acquisitions was $257 million, compared with $252 million for the third quarter of 2003. (Kodak defines operating cash flow excluding acquisitions as net cash provided by continuing operations, as determined under Generally Accepted Accounting Principles in the U.S. (U.S. GAAP), plus proceeds from the sale of assets, minus capital expenditures, investments in unconsolidated affiliates and dividends.)

    -- Debt decreased $584 million from the year-end level to $2.664 billion, reflecting substantial progress in achieving the company's commitment to reduce debt this year by as much as $800 million. The debt-to-capital ratio decreased to 41.3% from 49.9% at the end of 2003. The company held $1.113 billion in cash on its balance sheet at the end of the quarter, up from $519 million at the end of the second quarter, reflecting $710 million in net cash proceeds from the RSS sale. The cash balance was $1.25 billion at the end of 2003.

    -- Gross Profit on an operational basis was 33.1%, down from the year-ago level of 34%.

    -- Selling, General and Administrative expenses on an operational basis were 18.8% of sales, up from 18.6% in the year-ago quarter, largely reflecting the effect of acquisitions in the past year.

    -- The company benefited from a lower estimated annual effective tax rate, which contributed 7 cents to operational and GAAP earnings per share.

    The segment results from continuing operations for the third quarter of 2004 are as follows:

    -- Digital & Film Imaging segment sales totaled $2.308 billion, down 7%. Earnings from operations for the segment were $214 million on a GAAP and an operational basis, compared with $204 million a year ago. Highlights for the quarter included a 41% increase in the sales of KODAK Picture Maker kiosks and related media; a 41% increase in consumer digital capture sales, which includes the KODAK EASYSHARE cameras; and continued strong sales of motion-picture origination and print film. The segment's earnings from operations increased largely because of administrative cost reductions, higher manufacturing productivity and an improved year-over-year earnings performance by retail and wholesale photofinishing operations. For the quarter, the company estimates that U.S. consumer film industry volume declined about 20% compared with the third quarter of 2003.

    -- Health Imaging sales were $642 million, up 12%. Earnings from operations for the segment were $102 million on a GAAP and operational basis, compared with $117 million a year ago.
        Highlights included a 24% increase in sales of digital products and services.

    -- Commercial Imaging sales were $195 million, up 3%. Earnings from operations were $33 million on a GAAP and operational basis, compared with $24 million a year ago. The segment's results reflect in part solid demand for imaging services.

    -- Graphic Communications sales were $195 million, up 138%, largely reflecting the acquisition this year of Kodak Versamark and NexPress. The loss from operations was $40 million on a GAAP and operational basis, compared with a loss of $3 million a year ago. The integration plans are on or ahead of schedule for both Kodak Versamark and NexPress, and both subsidiaries are enjoying solid demand for their products and services.

    -- All Other sales were $24 million, down 14% from the year-ago quarter. The loss from operations totaled $49 million on a GAAP basis and $43 million on an operational basis, compared with a loss of $18 million a year ago. The difference in GAAP and operational earnings reflects a $6 million charge for in-process R&D. The All Other category includes the Display & Components operation and other miscellaneous businesses.

     Earnings Outlook:

    -- Kodak reaffirms its full-year operational earnings guidance of $2.44 to $2.64 per share, and GAAP earnings of $2.49 to $2.69 per share. The range does not include a number of variables, such as the expected adoption in the fourth quarter of accounting rules related to contingent convertible debt, and the potential reversal of a reserve related to a proposed change in U.S. tax law affecting exporters.

    "Our third-quarter results demonstrate yet again the company's success in managing our digital transformation," said Kodak President and Chief Operating Officer Antonio M. Perez. "We continue to post strong revenue gains in our digital portfolio, and we are making the most of our traditional businesses by capitalizing on opportunities in emerging markets and reducing costs ahead of the decline in demand. We now expect that demand for consumer film industrywide will decline approximately 20% worldwide in 2005, with U.S. demand declining as much as 30%.

    "The consumer film forecast is incorporated into the company's strategic outlook, which continues to call for operational earnings per share of $3 in 2006," Perez said. "The success to date in driving digital sales and reducing costs reinforces our confidence in our strategy and our ability to generate value for shareholders."

    Operational items are non-GAAP financial measures as defined by the Securities and Exchange Commission's final rules under "Conditions for Use of Non-GAAP Financial Measures." Reconciliations of operational items included in this press release to the most directly comparable GAAP financial measures can be found in the Financial Discussion Document attached to this press release.

    Certain statements in this press release may be forward looking in nature, or "forward-looking statements" as defined in the United States Private Securities Litigation Reform Act of 1995. For example, references to expectations for the Company's growth in sales and earnings, the effects of legislation, cash generation, tax rate, and debt reduction plans are forward-looking statements.

    Actual results may differ from those expressed or implied in forward-looking statements. In addition, any forward-looking statements represent our estimates only as of the date they are made, and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change. The forward-looking statements contained in these presentations are subject to a number of factors and uncertainties, the successful:

    --  Implementation of our digitally oriented growth strategy;

    -- Implementation of our recently announced three-year cost reduction program;

    --  Implementation of our debt reduction plans;

    -- Implementation of product strategies (including category expansion, digitization, organic light emitting diode (OLED) displays, and digital products);

    --  Implementation of intellectual property licensing strategies;

    --  Development and implementation of e-commerce strategies;

    -- Completion of information systems upgrades, including SAP, our enterprise system software;

    --  Completion of various portfolio actions;

    --  Reduction of inventories;

    --  Integration of newly acquired businesses;

    --  Improvement in manufacturing productivity and techniques;

    --  Improvement in receivables performance;

    --  Reduction in capital expenditures;

    --  Improvement in supply chain efficiency;

    -- Implementation of future focused cost reductions, including personnel reductions; and

    -- Development of our business in emerging markets like China, India, Brazil, Mexico and Russia;

    Forward-looking statements contained in this presentation are subject to the following additional risk factors:

    -- Inherent unpredictability of currency fluctuations and raw material costs;

    --  Competitive actions, including pricing;

    -- The nature and pace of technology evolution, including the analog-to-digital transition;

    --  Continuing customer consolidation and buying power;

    -- Current and future proposed changes to tax laws, as well as other factors which could adversely impact our effective tax rate in the future;

    -- General economic, business, geopolitical, regulatory and public health conditions;

    --  Market growth predictions; and

    -- Other factors and uncertainties disclosed from time to time in our filings with the Securities and Exchange Commission.

    Any forward-looking statements in this press release should be evaluated in light of these important factors and uncertainties.

    CONTACT: Eastman Kodak
             Media Contacts:
             Gerard Meuchner, 585-724-4513
             gerard.meuchner@kodak.com
             or
             Dave Lanzillo, 585-781-5481
             david.lanzillo@kodak.com
             or
             Investor Relations Contacts:
             Don Flick, 585-724-4352
             donald.flick@kodak.com
             or
             Carol Wilke, 585-724-6791
             carol.wilke@kodak.com
             or
             Patty Yahn-Urlaub, 585-724-4683
             patty.yahn-urlaub@kodak.com